Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

RIFAXIMIN DEMONSTRATES STATISTICALLY SIGNIFICANT

IMPROVEMENT IN CO-PRIMARY ENDPOINTS IN TREATMENT OF

DIARRHEA-ASSOCIATED IRRITABLE BOWEL SYNDROME

IN PHASE IIb STUDY

- Approximately 20 Million Americans May Suffer From dIBS -

RALEIGH, NC, September 5, 2007—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the successful completion and outcome of its Phase IIb trial to assess the efficacy and safety of rifaximin in the treatment of patients with diarrhea-associated irritable bowel syndrome (dIBS). Top-line results of this study demonstrate that the protocol-specified, intent-to-treat, co-primary endpoint comparison of a 14-day course of rifaximin at 550 mg twice-a-day, provides a statistically significant improvement in both adequate relief of dIBS symptoms and adequate relief of bloating, compared to placebo.

“We are extremely pleased with the outcome of our 680-patient, multicenter, randomized, double-blind, placebo-controlled study of rifaximin, which we market in the U.S. under the trade name XIFAXAN®, stated Bill Forbes, Pharm.D., Vice President, Research and Development, Salix. “ XIFAXAN currently is approved for the treatment of patients, twelve years of age or older, with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. The belief that bacteria in the small bowel may play a role in the symptoms of IBS gains additional evidence with this large, multicenter trial. These results provide a solid rationale and basis for the further investigation of rifaximin by means of a Phase III program in pursuit of FDA approval to market rifaximin for the treatment of diarrhea-associated irritable bowel syndrome. In this particular trial Salix, in consultation with the GI Division of the FDA, designed and used a rigorous protocol that yielded, in our opinion, the most demanding assessment to date of the antibiotic treatment of dIBS. We believe that we succeeded in this endeavor. For example, in previous studies conducted to investigate other drugs in IBS “success” was defined as “relief seen greater than 50% of the time.” In this study “success” was measured as “relief seen greater than 66% of the time.” Additionally, in this study the number of primary endpoints was increased from one to two. The fact that in this trial rifaximin treatment, compared to placebo, demonstrated statistically significant improvement in two robust primary measures of efficacy – adequate relief of dIBS symptoms and adequate relief of bloating—provides our development team increased confidence and data as we move forward in the design of our registration trials. Work is underway to expeditiously advance our development efforts. Currently we anticipate meeting with the FDA during the fourth quarter of 2007 to discuss our Phase III program, and we look forward to initiating our Phase III trials of rifaximin in the treatment of diarrhea-associated irritable bowel syndrome during the first quarter of 2008.”

Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (>12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix also markets COLAZAL® (balsalazide disodium) Capsules 750 mg, OSMOPREP™ (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous,

USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. SANVAR® IR (vapreotide acetate), balsalazide tablet, encapsulated mesalamine granules and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com or contact the Company at 919-862-1000. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, market acceptance for approved products, potential generic and other competition, intellectual property risks, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.